AT THE COMPANY:
417-879-3326
Steve Crowder
s.crowder@decorize.com
g.ball@decorize.com
www.decorize.com

DECORIZE, INC. ANNOUNCES NEW DIRECTORS

SPRINGFIELD, MO: May 17, 2004: (AMEX: DCZ) - Decorize, Inc. today announced the addition of two directors to the Decorize board. Ron Jones, former Chairman, President and Chief Executive Officer of Sealy, Inc. and Rick Chalker, a former Partner with Ernst & Young in Kansas City, Missouri, were appointed to the board of directors. Mr. Jones recently retired from Sealy after a six year career with the bedding manufacturer. Prior to this he was President of Masco Home Furnishings, Inc., a multi-billion dollar NYSE corporation in the home furnishings industry. Mr. Chalker retired as a Partner with Ernst & Young and then spent eight years with Hallmark Cards, Inc. where he was responsible for the worldwide Customs Oversight function. He is a graduate of Yale University, holds a law degree from DePaul University and is a Certified Public Accountant.

“We are extremely pleased to have Ron and Rick join the Board,” said Steve Crowder, Decorize’s President and Chief Executive Officer. “Ron brings years of global industry experience which will greatly assist us in defining future strategy. Rick’s depth of experience in public accounting will also significantly strengthen the financial oversight of the Board,” said Crowder.

Decorize also announced a net loss of $1.39 million for the third quarter ended March 31. This loss included start-up costs for a new furniture finishing subsidiary in Indonesia, restructuring costs associated with closing a domestic production facility and final payment associated with the July 2001 reverse merger with the development stage company, Guidelocater.com. Collectively those costs totaled $770,000.

“Recent performance indicates that we are continuing to make significant progress towards controlling costs and improving operating margins,” said Crowder.

About Decorize, Inc.

Decorize, Inc. has developed a sourcing and logistics model that reduces various costs that have traditionally been channeled into the home furnishings category. Decorize has served more than 2,000 small and large retail accounts, including national brand names such as Dillard's, Rooms To Go, and Sears -- The Great Indoors. Additional information on the company and its products can be found at http://www.decorize.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:Statements about the future performance of Decorize, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including and without limitation, continued acceptance of Decorize's products, increased levels of competition for the company, new products and technological changes, Decorize's dependence on third-party suppliers, and other risks detailed from time to time in Decorize's periodic reports filed with the Securities and Exchange Commission. Decorize provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.